Exhibit 99.2

News Release

IMMUNOGEN ANNOUNCES PRICING OF PUBLIC OFFERING

OF COMMON STOCK

Waltham, MA, October 5, 2017 — ImmunoGen, Inc.  (NASDAQ: IMGN) today announced the pricing of an underwritten public offering of 14,500,000 shares of its common stock at a price of $6.50 per share, before underwriting discounts. In addition, ImmunoGen has granted the underwriters a 30-day option to purchase up to an additional 2,175,000 shares of common stock at the public offering price, less the underwriting discount. All of the shares in the offering are to be sold by ImmunoGen.

ImmunoGen anticipates the total gross proceeds from the offering (before deducting the underwriting discounts and offering expenses) will be approximately $94.3 million, excluding any exercise of the underwriters’ option to purchase additional shares.

ImmunoGen anticipates using the net proceeds of the offering, together with its existing capital, to fund its operations, including, but not limited to, research and development activities, clinical trial activities, manufacturing and supply of drug substance and drug products, commercialization preparation, acquisitions of new technologies, capital expenditures and working capital.

Jefferies, Leerink Partners and RBC Capital Markets are acting as joint book-running managers for the offering. Canaccord Genuity is acting as sole co-manager for the offering. The offering is expected to close on or about October 11, 2017, subject to satisfaction of customary closing conditions.

The securities described above are being offered by ImmunoGen pursuant to a shelf registration statement that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022 , or by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; Leerink Partners LLC, Attention: Syndicate

Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at (800) 808-7525, ext. 6132 or by email at syndicate@leerink.com; or RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, or by telephone at (877) 822-4089, or by email at equityprospectus@rbccm.com.

About ImmunoGen

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary antibody-drug conjugate (ADC) technology. The Company’s lead product candidate, mirvetuximab soravtansine, is in a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in a Phase 1b/2 trial in combination regimens for earlier-stage disease. ImmunoGen has three additional clinical-stage compounds, two of which Jazz Pharmaceuticals has exclusive, worldwide rights to opt into development and commercialization. ImmunoGen’s ADC technology is also used in Roche’s marketed product, Kadcyla® and in programs in development by Amgen, Bayer, Biotest, CytomX, Debiopharm, Lilly, Novartis, Sanofi and Takeda.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements, including statements related to the proposed public offering of securities by ImmunoGen, including statements about the completion and timing of the public offering, the expected gross proceeds from the offering and the anticipated use of the net proceeds of the offering. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Various factors could cause actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: uncertainties inherent in the initiation of future clinical trials and such other factors more fully described in ImmunoGen’s transition report on Form 10-K for the six-month period ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

###

CONTACTS:

For Investors

ImmunoGen, Inc.

Sarah Kiely, 781-895-0600

sarah.kiely@immunogen.com

For Media

ImmunoGen, Inc.

Courtney O’Konek, 781-895-0158

courtney.okonek@immunogen.com

or

FTI Consulting, Inc.

Robert Stanislaro, 212-850-5657

robert.stanislaro@fticonsulting.com

###